NCR ATLEOS
EXECUTIVE SEVERANCE PLAN
[Certain Identified Information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential]
Amended and Restated Effective March 20, 2024

1.Establishment; Purpose.
(a)Establishment. NCR Atleos Corporation (the “Company”) hereby establishes this amended and restated NCR Atleos Executive Severance Plan (the “Plan”), effective March 20, 2024 (the “Effective Date”). The Plan shall apply to each Participant who incurs a Qualified Termination on or after the Effective Date.
(b)Purpose. The purposes of the Plan include (i) providing certain executives of the Company and/or any affiliate or Subsidiary who become Participants with severance pay benefits in the event of the termination of their employment, and (ii) better enabling the Company and its affiliates and subsidiaries to attract and retain highly qualified executives. The Plan is not intended to constitute an “employee pension benefit plan” within the meaning of Section 3 of ERISA and the corresponding Department of Labor regulations and other guidance.
2.Definitions. For purposes of the Plan, the following terms have the meanings set forth below:
“Accrued Benefits” has the meaning given to that term in Section 4(b)(i) hereof.
“Administrator” means the Company in its capacity as Plan “administrator” and “named fiduciary” within the meaning of ERISA. The Committee shall act as the Administrator unless and until it delegates such authority and responsibility to one or more officers or a committee.
“Annual Base Salary” means the Participant’s annual base salary (including all amounts of such base salary that are voluntarily deferred under any qualified and non-qualified plans of the Company) determined at the highest rate in effect during the 12-month period immediately preceding a Participant’s Date of Termination.
“Board” means the Board of Directors of the Company.
“Cause” means, unless provided otherwise in an individual agreement between the Participant and the Company or any affiliate or Subsidiary of the Company, with respect to a Participant:
(a)Participant’s conviction of or indictment for any crime (whether or not involving the Company or any affiliate or Subsidiary of the Company) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Company or any affiliate or Subsidiary of the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or any affiliate or Subsidiary of the Company;
(b)conduct of a Participant, in connection with Participant’s employment with the Company and/or any affiliate or Subsidiary, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any affiliate or Subsidiary of the Company;
(c)any material violation of the policies of the Company or any affiliate or Subsidiary of the Company including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any affiliate or Subsidiary of the Company;
(d)willful neglect in the performance of Participant’s duties for the Company or any affiliate or Subsidiary of the Company or willful or repeated failure or refusal to perform such duties;
(e)acts of willful misconduct on the part of Participant in the course Participant’s employment with the Company and/or any affiliate or Subsidiary that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any affiliate or Subsidiary of the Company;
(f)embezzlement, misappropriation or fraud committed by Participant or at Participant’s direction, or with Participant’s personal knowledge, in the course of Participant’s employment with the Company and/or any affiliate or Subsidiary, that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any affiliate or Subsidiary of the Company;
(g)Participant’s material breach of the Restrictive Covenant Agreement or other employee confidentiality, non-competition, non-solicitation or other restrictive covenant by and between Participant and the Company or any affiliate or Subsidiary of the Company, which breach is not susceptible to cure, or that is not cured within thirty (30) days after the Participant is given written notice of such breach by the Company; or
(h)Participant’s breach of any material provision of any employment or service agreement that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any affiliate or Subsidiary of the Company, which breach is not susceptible to cure, or that is not cured within thirty (30) days after the Participant is given written notice of such breach by the Company;
provided, however, that if, subsequent to a Participant’s voluntary resignation for any reason or involuntary termination by the Company and/or any affiliate or Subsidiary without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, upon determination by the Administrator, such Participant’s employment shall be deemed to have been terminated for Cause for all purposes under the Plan.
For purposes of the Plan, no act or failure to act by the Participant shall be deemed to be “willful” unless done or omitted to be done by such Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company and/or an affiliate or Subsidiary of the Company. “Cause” shall be determined by the Administrator in its sole discretion.
“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.
“Committee” means the Compensation and Human Resources Committee of the Board.
“Company” has the meaning given to that term in Section 1(a) hereof.

“Date of Termination” means: (a) if the Participant’s employment is terminated by the Company or any affiliate or Subsidiary for Cause or due to Disability, or by the Participant for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) calendar days after such notice, as the case may be; (b) if the Participant’s employment is terminated by the Company or any affiliate or Subsidiary other than for Cause or Disability, or if the Participant voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing between the date of the notice and the proposed date of termination specified in the notice; or (c) if the Participant’s employment is terminated by reason of death, the date of death of Participant.
“Disability” means, unless provided otherwise in an individual agreement between the Participant and the Company or any affiliate or Subsidiary of the Company, total and permanent disability as defined in Section 22(e)(3) of the Code. The Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any affiliate or Subsidiary in which a Participant participates. Notwithstanding the foregoing, with respect to an award that is subject to Section 409A where the award will be paid by reference to the Participant’s Disability, solely for purposes of determining the timing of payment, no such event will constitute a Disability for purposes of the Plan or any award agreement unless such event also constitutes a “disability” as defined under Section 409A.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Executive” means the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, each executive designated as U.S. job band A and B and each other executive or key employee of the Company employed in a role that has been designated by the Administration for participation in the Plan by the Administrator. The Administrator shall limit the class of persons designated as Participants in the Plan to a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA.
“Good Reason” means, unless provided otherwise in an individual agreement between the Participant and the Company or any affiliate or Subsidiary of the Company, the occurrence of any of the following events, without the express written consent of the Participant:
(a)a material diminution in a Participant’s annual total cash compensation (including base salary and target annual short-term incentive amounts) other than as a result of an across-the-board total cash compensation reduction similarly affecting other executives in the same manner;
(b)a material diminution in a Participant’s authority, duties, or responsibilities;
(c)a material change in the geographic location at which a Participant must perform services for the Company (for this purpose, the relocation of a Participant’s principal office location to a location that is outside the metropolitan Atlanta area or more than fifty (50) miles from its current location will be deemed to be material); or
(d)a material breach of the Plan by the Company;
Provided, however, that any of the events described above shall constitute Good Reason only if (i) the Participant provides the Company written notice of the existence of the event or circumstances constituting Good Reason (with sufficient specificity for the Company to respond to such claim) within sixty (60) days of the initial existence of such event or circumstances,

(ii) the Participant cooperates in good faith with the Company’s efforts to cure such event or circumstance for a period not less than thirty (30) days following the Participant’s notice to the Company (the “Cure Period”), (iii) notwithstanding such efforts, the Company fails to cure such event or circumstances prior to the end of the Cure Period, and (iv) the Participant terminates employment with the Company and all affiliates and Subsidiaries within sixty (60) days after the end of the Cure Period.
“Notice of Termination” means a written notice which (a) indicates the specific termination provision in the Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) calendar days after the giving of such notice).
“Other Benefits” has the meaning given to that term in Section 4(f) hereof.
“Participant” has the meaning given to that term in Section 3(a) hereof.
“Plan” has the meaning given to that term in Section 1(a) hereof.
“Qualified Termination” means any termination of a Participant’s employment: (i) by the Company other than for Cause, Disability or death; or (ii) by a Participant for Good Reason.
“Release” has the meaning given to that term in Section 5 hereof.
“Restrictive Covenant Agreement” means the Company’s confidentiality and restrictive covenant agreement in substantially the form attached hereto as Exhibit A.
“Section 409A” has the meaning give to that term in Section 21(a) hereof.
“Subsidiary” means a “subsidiary,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
“Target Annual Incentive” means (a) with respect to a Participant whose annual target bonus is expressed as a percentage of Annual Base Salary, the Participant’s target annual bonus for the calendar year prior to the Date of Termination under the Company’s annual bonus program in which the Participant is covered at the time of his or her Date of Termination, (b) with respect to a Participant whose annual target bonus is expressed as a fixed target value, the Participant’s fixed target value under the Company’s annual bonus program for the calendar year prior to the Date of Termination in which the Participant is covered at the time of his or her Date of Termination, and (c) with respect to all other Participants, the average of the Participant’s actual annual bonus payouts for each of the two (2) calendar years prior to the year of the Participant’s Date of Termination.
3.Participation.
(a)Designation of Participants. Each Executive who is designated by the Administrator to receive benefits under this Plan shall be a “Participant” in the Plan. Notwithstanding the foregoing, an Executive who is a party to an employment agreement or offer letter with the Company and/or any affiliate or Subsidiary that provides for severance benefits shall not be eligible to participate in the Plan, unless such Executive is designated as a Participant by the Administrator and such Executive executes any and all documentation as required by the

Company to waive all rights to severance benefits under such employment agreement or offer letter.
(b)Duration of Participation. A Participant shall cease to be a Participant in the Plan if: (i) the Participant ceases to be employed by the Company or an affiliate or Subsidiary, unless such Participant is then entitled to a severance benefit as provided in Section 4(a) of the Plan; or (ii) subject to Section 16 of the Plan, the Administrator removes the Executive as a Participant by notice to the Executive in accordance with Section 15 of the Plan. Further, participation in the Plan is subject to the unilateral right of the Administrator to terminate or amend the Plan in whole or in part as provided in Section 16 of the Plan. Notwithstanding anything herein to the contrary, a Participant who is then entitled to a severance benefit as provided in Section 4(a) of the Plan shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under the Plan are subject to all of the terms and conditions of the Plan, including Sections 5 and 6.
(c)No Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company or any affiliate or Subsidiary to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).
4.Severance Benefits.
(a)Qualified Termination. Subject to compliance with Sections 5 and 6 hereof, in the event that a Participant incurs a Qualified Termination on or after the Effective Date, the Participant shall be entitled to the compensation and benefits set forth in Sections 4(b).
(b)Termination. Subject to Sections 5 and 6 hereof, if the Participant’s Qualified Termination occurs, the Participant shall be entitled to the following benefits:
(i)Accrued Benefit. The Company shall pay or provide to the Participant the sum of:
(A) the Participant’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid;
(B) any annual incentive bonus earned but unpaid with respect to the fiscal year ending on or preceding the Date of Termination;
(C) any accrued but unused vacation time in accordance with Company policy; and
(D) reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Company policy
The sum of the amounts described in clauses (A) through (D) shall be referred to as the “Accrued Benefits”. The Accrued Benefits shall be paid in a single lump sum within thirty (30) calendar days after the Date of Termination or such earlier date as may be required by the applicable Company plan or policy or by applicable law; and provided further, if any such annual incentive owed pursuant to (B) is “nonqualified deferred compensation” within the meaning of Section 409A, such bonus shall be paid at the time that bonuses with respect to such fiscal year are or otherwise would be paid in accordance with the terms of the applicable plan and/or if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such annual incentive bonuses, in which case any such deferred bonuses shall be paid in accordance with such election.
(ii)Cash Payment. The Company shall pay the Participant a single, lump sum cash amount equal to the sum of:
1)The Participant’s Annual Base Salary
2)The Participant’s Target Annual Incentive
3)The Participant’s actual annual incentive bonus for the fiscal year in which the Date of Termination occurs where such amount is prorated based on the number of days the Participant was employed by the Company in such fiscal year
(iii)COBRA Premiums. Subject to the Participant’s timely election of health and dental continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the Participant and his or her eligible dependents and the Participant’s continued copayment of premiums associated with such coverage, the Company shall reimburse the Participant for, or pay on Participant’s behalf, the full amount of the premium costs of continued health benefits for the Participant and the Participant’s covered dependents at Participant’s then current level of coverage, with such reimbursement to continue for a period of eighteen (18) months or until such earlier date on which COBRA coverage for the Participant and his or her covered dependents terminates in accordance with COBRA. The benefits provided pursuant to this section shall be concurrent coverage for purposes of COBRA.
(iv)Life Insurance Continuation. To the extent available, the Participant shall continue coverage under the Company’s group life plan for a period of twelve (12) months after the Date of Termination at the Participant’s pre-termination level of coverage.
(v)Outplacement Benefits. The Company shall provide the Participant executive outplacement services in accordance with its outplacement program in effect on the Date of Termination. The Participant must initiate the executive outplacement services within ninety (90) days of the Date of Termination (and in no event later than March 20 of the year following the year in which the Date of Termination occurs).
(c)Severance Payment Date. Any severance and benefits payable pursuant to Section 4(b)(ii) will be paid in a lump sum cash payment on the first payroll date following the sixtieth (60th) day following the Date of Termination, provided however that the payment described in Section 4(b)(iii) shall be paid no later than March 20th of the year following the Date of Termination; and provided further that the Release has become effective and irrevocable in accordance with its terms by the sixtieth (60th) day following the Date of Termination, and further provided that any installment payment that would have been made in such sixty (60) day period shall be made on a “catch up” basis on such first payroll date following the sixtieth (60th) day following the Date of Termination.
(d)Equity Awards. The Plan does not affect the terms of any outstanding equity awards. Each outstanding equity award held by the Participant as of the Date of Termination shall become vested and, if applicable, exercisable, pursuant to the terms of the equity incentive plan under which they were granted and any applicable award agreement governing such awards.

(e)Other Benefits. To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to the Participant (or his or her beneficiary or estate) any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which the Participant is entitled under Part 6 of Subtitle B of Title I of ERISA (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.
(f)Other Terminations. If a Participant’s employment is terminated for Cause or as a result of the Participant’s Disability or death, or if the Participant voluntarily terminates his or her employment other than for Good Reason, then the Company shall pay or provide to the Participant only the Accrued Benefits, payable in accordance with Sections 4(b)(i) of the Plan, and the Other Benefits, and no further amounts shall be payable to the Participant under this Section 4 after the Date of Termination.
(g)Notice of Termination. Any termination by the Company for Cause shall be communicated by Notice of Termination to the Participant in accordance with Section 16. The failure by the Company or the Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company or the Participant hereunder or preclude the Company or the Participant from asserting such fact or circumstance in enforcing the Company’s or the Participant’s rights hereunder.
(h)Resignation from All Positions. Notwithstanding any other provision of the Plan, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant shall immediately resign from all officer and director positions that he or she may hold with the Company and its affiliates and/or Subsidiaries. As a condition of receiving any severance benefits under the Plan, each Participant shall execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.
5.Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any severance payment or benefit under Sections 4(b), unless: (a) the Participant first executes and delivers to the Company within forty-five (45) calendar days after the Date of Termination a fully executed general release of claims in favor of the Company, its affiliates, its Subsidiaries and their respective officers and directors in the form prescribed by the Company (the “Release”); (b) the Participant does not timely revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms on or before the sixtieth (60th) day following the Date of Termination; provided, however, that to the extent that any severance payment or benefit is deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which the Participant may consider and sign the Release spans two (2) calendar years, the severance payment or benefit will not begin until the second calendar year. In addition, if a Participant breaches the terms of Release, the Participant shall not be eligible for any further severance payment or benefits and may be required to repay any severance payments or benefits already paid to the Participant pursuant to the Plan.
6.Restrictive Covenant Agreement. In consideration of the severance payments and benefits payable to a Participant under Sections 4(b), which the Participant acknowledges is good and valuable consideration, the Participant shall be required to agree to certain covenants including, without limitation, covenants regarding maintaining the Company’s confidential information, refraining from soliciting the Company’s employees, suppliers, and customers, refraining from competing with the Company, and refraining from making disparaging remarks, all of which shall be set forth in the Restrictive Covenant Agreement. If a Participant violates any of the provisions in the Restrictive Covenant Agreement, such Participant shall immediately forfeit his right to receive any severance payment or benefits, the Company shall have no further obligation to make any payment of severance payments or benefits to such Participant, and such Participant shall be obligated to repay any severance payments or benefits already paid to the Participant pursuant to the Plan within thirty (30) days’ notice from the Company.
7.No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.
8.Effect on Other Plans, Agreements and Benefits.
(a)Relation to Other Benefits. Unless otherwise provided herein, nothing in the Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company and/or its affiliates and subsidiaries for which the Participant may qualify, nor, except as explicitly set forth in the Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company and/or its affiliates and subsidiaries. Any economic or other benefit to a Participant under the Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement, workers compensation or other benefit or compensation plan maintained by the Company and/or its affiliates and subsidiaries (except to the extent provided otherwise in any such plan with respect to Accrued Benefits).
(b)Non-Duplication. Notwithstanding the foregoing provisions of Section 8(a), and except as specifically provided below, any severance benefits received by a Participant pursuant to the Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company and/or its affiliates and subsidiaries (other than a stock option, restricted stock, share or unit, performance share or unit, long-term transition incentive award, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Further, as a condition of participating in the Plan, each Participant who is a party to an employment agreement or offer letter with the Company and/or its affiliates and subsidiaries that otherwise would provide for severance benefits acknowledges and agrees that the severance benefits payable under the Plan shall be in lieu of and in full substitution for (and not in duplication of), any right to severance benefits under any such employment agreement or offer letter with the Company and/or its affiliates and subsidiaries. In addition, while Participants shall not be entitled to receive severance payments under both Sections 4(b)(ii) for the same Qualified Termination and the NCR Atleos Change In Control Severance Plan (“CIC Severance Plan”), in the event a Participant’s Qualified Termination occurs within the time period specified in the CIC Severance Plan, such Participant shall be entitled to the higher severance payments provided for in the CIC Severance Plan or under this Plan.
9.Administration. The Administrator shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the

Administrator is hereby granted the authority (a) to determine whether a particular Executive is a Participant, and (b) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Administrator may delegate, subject to such terms as the Administrator shall determine, any of its authority hereunder to one or more officers of the Company. In the event of such delegation, all references to the Administrator in the Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated. The Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons.
10.Claims for Benefits.
(a)Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan must file his or her claim in writing with the Administrator.
(b)Review of a Claim. The Administrator shall, within ninety (90) calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than one hundred eighty (180) calendar days after such receipt), send a written notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.
(c)Appeal of a Denied Claim. If a Participant or beneficiary wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Administrator within sixty (60) calendar days after receipt of such denial. Such Participant or beneficiary (or his or her duly authorized legal representative) may, upon written request to the Administrator, review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. A Participant or beneficiary who fails to file an appeal within the 60-day period set forth in this Section 11(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.
(d)Review of a Claim on Appeal. Within sixty (60) calendar days after receipt of a written appeal (unless the Administrator determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) calendar days after such receipt), the Administrator shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.
(e)Legal Fees and Expenses. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by the Plan, the Company shall pay or reimburse (within thirty (30) days following the Company’s receipt of an invoice from the Participant) the Participant’s reasonable legal fees and expenses (including without limitation, any and all court costs and reasonable attorneys’ fees and expenses) incurred by the Participant in connection with or as a result of any such legal action. Notwithstanding the foregoing, if the Participant does not prevail (after exhaustion of all available judicial remedies) in respect of at least one claim by the

Participant or by the Company hereunder, then no further reimbursement for legal fees and expenses shall be due to the Participant in respect of such claim and the Participant shall refund any amounts previously reimbursed hereunder with respect to such legal action.
11.Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Administrator, the Company and/or its affiliates and subsidiaries, in any case in accordance with the terms and conditions of the Plan.
12.Successors.
(a)Company Successors. The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. The Company shall require any such successor to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(b)Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.
13.Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.
14.Withholding. The Company and/or its affiliates and subsidiaries may withhold from any amounts payable under the Plan all federal, state, city or other taxes as the Company and/or its affiliates and subsidiaries are required to withhold pursuant to any law or government regulation or ruling.
15.Notices. Any notice provided for in the Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Participant shall be sent to the address of Participant most recently provided to the Company. Notices to the Company should be sent to NCR Atleos Corporation, Attn: General Counsel, 864 Spring Street NW, Atlanta, Georgia 30308 with a copy to Ricardo.Nunez@ncratleos.com. Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three (3) business days after having been mailed, if sent by first class mail.
16.Amendments; Termination. The Administrator expressly reserves the universal right to amend, modify, terminate or discontinue the Plan at any time, provided, however, that no amendment or termination of, or discontinuance of participation in, the Plan will decrease the amount of any severance pay or benefits awarded but not yet fully paid to a Participant prior to the date of such amendment or termination without the written consent of the Participant and no such amendment that would impair the rights of a Participant shall be effective until the twelve

(12) month anniversary of the date such amendment is adopted, unless the Participant provides written consent to such amendment.
17.Governing Law. The Plan shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Georgia, without regard to conflicts of law principles.
18.Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but the Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
19.Headings. Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
20.Section 409A.
(a)In General. Section 409A of the Code (“Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that the Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under the Plan are intended to qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. Each installment of any taxable benefits or payments provided under the Plan is intended to be treated as a separate payment for purposes of Section 409A. To the extent that Section 409A is applicable to any taxable benefit or payment, and if a Participant is a “specified employee” as determined by the Company in accordance with Section 409A, then notwithstanding any provision in the Plan to the contrary and to the extent required to comply with Section 409A, all such amounts that would otherwise be paid or provided to such Participant during the first six (6) months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day following the six-month anniversary of the Date of Termination. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.
(b)Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company and/or its affiliates and subsidiaries as an employee or consultant, and for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.
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EXHIBIT A
CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

Pursuant to your employment with NCR ATLEOS or its affiliates or subsidiaries (including Cardtronics USA, Inc.) (“NCR ATLEOS”), you have or will have access to, and knowledge of, certain NCR ATLEOS Confidential Information (as defined below). You acknowledge that any unauthorized use (including use for your own benefit or to the benefit of others), transfer, or disclosure by you of NCR ATLEOS Confidential Information can place NCR ATLEOS at a competitive disadvantage and cause damage, financial and otherwise, to its business. You further acknowledge that, because of the knowledge of and access to NCR ATLEOS Confidential Information that you have acquired or will have acquired during your employment, you will be in a position to compete unfairly with NCR ATLEOS following the termination of your employment.
(a)Post-Employment Restrictive Covenants. Therefore, for the purpose of protecting NCR ATLEOS’s business interests, including NCR ATLEOS Confidential Information, goodwill and stable trained workforce of NCR ATLEOS, and in exchange for the benefits and consideration provided to you under this Agreement (including the potential future vesting of Stock Units), you agree that, for the specified period below after the termination of your NCR ATLEOS employment (or the maximum period allowed by applicable law if less than 12 months) (the “Restricted Period”), regardless of the reason for termination, you will not, without the prior written consent of the Chief Executive Officer of NCR ATLEOS Corporation:
1)Non-Recruit/Hire – For a period of twenty-four (24) months, directly or indirectly (including assisting third parties) recruit, hire or solicit, or attempt to recruit, hire or solicit any employee of NCR ATLEOS, induce or attempt to induce any employee of NCR ATLEOS to terminate his or her employment with NCR ATLEOS, or refer any such employee to anyone outside of NCR ATLEOS for the purpose of that employee seeking, obtaining, or entering into an employment relationship or agreement to provide services;
2)Non-Solicitation – For a period of twenty-four (24) months, directly or indirectly (including assisting others), solicit or attempt to solicit the business of any NCR ATLEOS customers or prospective customers with which you had Material Contact (as defined in Section (b)(i) below) during the last 2 years of your NCR ATLEOS employment for purposes of providing products or services that are competitive with those provided by NCR ATLEOS;
3)Non-Competition – For a period of twelve (12) months, perform services, directly or indirectly, in any capacity (including as an employee, consultant, contractor, owner or member of a board of directors): (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR ATLEOS during the 2 years prior to termination of your NCR ATLEOS employment; (ii) in connection with NCR ATLEOS Competing Products/Services (as defined in Section (b)(ii)) that are similar to or serve substantially the same functions as those with respect to which you worked during the 2 years prior to termination of your NCR ATLEOS employment or about which you obtained trade secret or other NCR ATLEOS Confidential Information; (iii) within the geographic territories (including countries and regions, if applicable, or types, classes or tiers of customers if no geographic territory was assigned to you) where or for which you performed, were assigned, or had responsibilities for such services during the 2 years preceding your termination; and (iv) on behalf of a Competing Organization (as defined in Section (b)(iii)).
(b)For purposes of this Agreement, the following definitions shall apply:
1)“Material Contact” means the contact between you and each customer or prospective customer (a) with which you dealt on behalf of NCR ATLEOS, (b) whose dealings with NCR ATLEOS were coordinated or supervised by you, (c) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR ATLEOS, or (d) who receives products or services authorized by NCR ATLEOS, the sale or provision of which results, resulted or, with regard to prospective customers, would have resulted in compensation, commissions, or earnings for you within the 2 years prior to the date of your termination;
2)“Competing Products/Services” are any products, services, solutions, platforms, or activities that compete, directly or indirectly, in whole or in part, with one or more of the products, services or activities produced, provided or engaged in by NCR ATLEOS (including products, services or activities in the planning or development stage during your NCR ATLEOS employment) at the time of your separation from NCR ATLEOS and during the 2 years prior to termination of your NCR ATLEOS employment;
3)A “Competing Organization” is any person, business or organization that sells, researches, develops, manufactures, markets, consults with respect to, distributes and/or provides referrals with regard to one or more Competing Products/Services and includes all entities on the Competing Organization List;
4)The “Competing Organization List,” which NCR ATLEOS updates from time to time, provides examples of companies that, as of the date of the List’s publication, meet the definition of Competing Organization under Section (b)(iii) above. However, the Competing Organization List is not comprehensive and, in the event of a conflict between Section (b)(iii) and the Competing Organization List, Section (b)(iii) controls. The most recent version of the Competing Organization List in effect at the time of the termination of your NCR ATLEOS employment, which is available on the NCR ATLEOS HR intranet, or from the NCR ATLEOS Law Department or HR upon request, is the version to consult for relevant examples of Competing Organizations for purposes of this Agreement. The companies listed in this Section (and the subsidiaries and affiliates of each) constitute NCR ATLEOS’s Competing Organization List for 2024 (with designations such as “Inc.” and “Corp.” omitted from company names). This list will remain in effect until an updated list is approved/posted by the NCR Atleos Chief Human Resources Officer or General Counsel. You understand that the non-competition provisions in this Agreement are not limited to those on the list below, that other companies may qualify as competitors under this Agreement, and that you may be restricted from accepting employment or other work from such other companies, subject to the terms of this Agreement.
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(c)“Confidential Information” means any information: of or held by NCR ATLEOS or any of its subsidiaries or affiliates that is not generally known or readily ascertainable by the public; or provided to NCR ATLEOS or any of its subsidiaries or affiliates by any person or entity subject to confidentiality obligations. NCR ATLEOS Confidential Information includes financial records, projections and forecasts, creations, discoveries, inventions, innovations, research, development, software, technology, works of authorship and the subject matter of intellectual property rights, company strategies, reports, plans, prospects and opportunities, employee information, market and sales information and plans (such as pricing, proposals and product introductions), and information about current and prospective customers (including their preferences and needs) and trade secrets.
(d)All references to “NCR ATLEOS” in this Agreement refer to NCR ATLEOS and any other Employer, subsidiary, or affiliate, including Cardtronics USA, Inc. and any company the stock or substantially all the assets of which NCR ATLEOS or any other Employer has acquired during the period applicable to the 2-year look back for the restrictive covenants referred to herein.
(e)Consideration. You acknowledge that (i) you would not have received the benefits and consideration provided under this Agreement, including the potential future vesting of equity awards, but for your consent to abide by the Post-Employment Restricted Covenants contained in Section (a); (ii) you must abide Section (a) regardless of whether any stock units or other equity has vested or been distributed as of the time of any violation of its terms; and (iii) your agreement to Section (a) is a material component of the consideration for this Agreement.
(f)Remedies. You agree that, if you breach any of the provisions of this Agreement: (i) NCR ATLEOS shall be entitled to all of its remedies at law or in equity, including money damages and injunctive relief; (ii) in the event of such breach, in addition to NCR ATLEOS’s other remedies, any unvested Stock Units will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR ATLEOS the Fair Market Value of any Stock Units that vested during the 18 months prior to the date of your termination of employment (or if applicable law mandates a maximum time that is shorter than 18 months, then for a period of time equal to the shorter maximum period), without regard to whether you continue to own the

Shares associated with such Stock Units; and (iii) NCR ATLEOS shall also be entitled to an accounting and repayment from you of all profits, compensation, commissions, remuneration or benefits that you (and/or the applicable Competing Organization) directly or indirectly have realized or may realize as a result of or in connection with any breach of these covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which NCR ATLEOS may be entitled at law or in equity.
(g)Subsequent Employment. You agree that, while employed by NCR ATLEOS and for 1 year thereafter, you will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to become employed by, contract for, associated with or represent, prior to accepting and engaging in such employment, contract, association and/or representation.
(h)Tolling. [FOR US EMPLOYEES ONLY:] You agree that the Restricted Period will be tolled and suspended during the pendency of any legal proceedings to enforce any of the covenants set forth in this Agreement and that no time that is part of or subject to such tolling and suspension will be counted toward the 12-month duration of the Restricted Period.
(i)Reasonable and Necessary. You agree that the Post-Employment Restrictive Covenants set forth in Section (a) are reasonable and necessary for the protection of NCR ATLEOS’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of NCR ATLEOS, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict your ability to earn a living, and that they are not unduly burdensome to you.
(j)Severability. Each clause of this Agreement and Section constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of NCR ATLEOS’s interests. If any part or clause of this Agreement is held unenforceable, it shall be severed and shall not affect any other part of this Agreement.
(k)Amendment for California Employees Only. Section (a)’s Non-Competition, Non-Solicitation, and Non-Recruit/Hire restrictions do not apply to you if, following the termination of your NCR ATLEOS employment, you continue to reside or work in California or any other jurisdiction that prohibits the application thereof. Notwithstanding the foregoing, you are and shall continue to be prohibited from any unauthorized use, transfer, or disclosure of NCR ATLEOS Confidential Information, including trade secrets, pursuant to the California Trade Secrets Act, the U.S. Defend Trade Secrets Act of 2016, your confidentiality and non-disclosure agreements with NCR ATLEOS, and any other applicable federal, state and common law protections afforded proprietary business and trade secret information.
(l)Non-U.S. Country-Specific Amendments. The restrictions contained in Section (a)(2) and/or (3) do not apply to you if, following the termination of your NCR ATLEOS employment, you continue to reside or work in a country that mandates, as a non-waiveable condition, continued pay during the Restricted Period, unless NCR ATLEOS advises you it will tender such pay, which shall be in the minimum amount required by local law. Section (a)(2) and/or (3) do not apply to you if you are terminated without cause (as this term or concept is defined by applicable law) and you reside in a country that requires termination for cause in order to enforce post-employment non-competition and/or non-solicitation restrictions. [FOR EMPLOYEES IN ARGENTINA, BELGIUM, CHINA, CZECH REPUBLIC, ISRAEL, SERBIA ONLY:] The restrictions set forth in Section (a)(2) and/or (3), as the case may be, shall have the additional consideration of a monthly payment from NCR ATLEOS during the term of the Agreement in such amount as is minimally required by law (“Non-Competition Compensation”); however, NCR ATLEOS may at any time, and it its sole discretion, waive the obligations and duties set forth in Section (a)(2) and/or (3), which shall release NCR ATLEOS from the obligation of making Non-Competition Compensation payments. Subject to the foregoing and local law, Non-Competition Compensation, if calculated based on monthly salary, will exclude any bonus, commissions, ex gratia payments, payments under any share option or incentive plan, benefits, “thirteenth-month” salary, or any payment in respect of any vacation entitlement accrued or that would have accrued during the period of the Agreement, and the payment of Non-Competition Compensation shall be made in monthly installments starting 1-month after the start of the Restricted Period (or, if applicable law mandates a maximum time that is shorter than 1 month, then for a period of time equal to that shorter maximum period) (“Payment Period”). If NCR ATLEOS does not commence the Non-Competition Compensation payments within the Payment Period, this shall affect a mutual release of Section (a)(2) and (3) obligations and no separate waiver need be provided by NCR ATLEOS. In such circumstances, you will not be subject to any ongoing non-competition or non-solicitation obligations, nor will NCR ATLEOS have any obligation to pay the Non-Competition Compensation; however, this release does not extend to the obligations under Section (a)(1), which will continue to apply. [FOR EMPLOYEES IN DENMARK, FRANCE, GERMANY ONLY:] Section (a)(2) and (3) of this Section do not apply to you if, following the termination of your NCR ATLEOS employment, you continue to reside or work in Denmark, France, or Germany; however, Section (a)(1) shall continue to apply. [FOR EMPLOYEES IN UAE ONLY:] In the event that you breach the Section (a)(3) Non-Competition restrictive covenant, you acknowledge that NCR ATLEOS will suffer irreparable damage, and you promise to pay NCR ATLEOS on demand damages in a sum equal to the amount of 6 months of your salary that was in effect when your NCR ATLEOS employment ended. You acknowledge that this sum represents a reasonable estimate of damages that NCR ATLEOS will suffer, and that, where local law allows, NCR ATLEOS may seek additional compensatory damages.